[LETTERHEAD OF TRI-COUNTY FINANCIAL CORPORATION]

Dear Shareholder:

         I am pleased to report to you the results of operations for Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County, for the nine months ended September 30, 2005. Net income for the period was $3,093,517 compared to $2,774,080 during the same period in 2004; an increase of 11.5%. Basic earnings per share increased by $0.26 to $2.68 per share compared to $2.42 for the nine months ended September 2004.

         Total assets increased to $528,722,498 from $505,767,123 at December 31, 2004. As in the past several quarters, lending accounted for the largest component of the asset growth. During the nine-month period, net loans receivable grew by 14.1% to $348,652,999 while overall investments in securities decreased by 22% or $39,600,166. This reflects the rapid principal reductions of the investment portfolio and its corresponding wholesale funding. The net proceeds from maturing securities, combined with retail deposit increases, funded the robust lending growth. As the economy shifts into its expansionary phase, it is expected that the level of investment securities held by the Company will continue to diminish as a percentage of earning assets and should be replaced by retail growth.

         With respect to retail deposits, the Bank continues to increase its share of the market throughout Southern Maryland and has experienced 15.3% retail deposit growth for the nine-month period. With the internet bank, nine well-positioned retail centers and a product mix of retail and commercial offerings, I am optimistic that Community Bank will become the bank of choice.

         With your continued support, I am optimistic about the success of the company and its efforts to enhance our shareholders' investment.

                                               Yours truly,

                                               /s/ Michael L. Middleton

                                               Michael L. Middleton
                                               President
                                               Chairman of the Board